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                                                                    Exhibit 99.2

             ODS NETWORKS ACQUIRES NEW PRODUCTS FOR THE COMPUTER
                 MISUSE/INTRUSION DETECTION MARKET FROM SAIC

         -ODS NETWORKS AND SAIC TEAM IN THE COMPUTER SECURITY MARKET-

RICHARDSON, Texas, September 28, 1998 - ODS Networks, Inc., (NASDAQ:ODSI), a leading supplier of secure and high speed networking, today announced that it has acquired the Computer Misuse and Detection System (CMDS) and certain other intellectual property from Science Applications International Corporation (SAIC), and announced that ODS will incorporate CMDS into its "Hardened Networks" security architecture.

CMDS SOLVES "INSIDER PROBLEM"

CMDS is the first misuse and intrusion detection system to completely solve the "INSIDER PROBLEM," while also protecting against hacker threats. According to Matthew Kovar, Senior Data Security Analyst with Yankee Group, "70 percent of security incidents involve insider theft of confidential data, damage by disgruntled employees and misuse of computer resources." CMDS is designed to protect critical network devices such as servers, hosts, firewalls and data repositories. Unlike other intrusion and computer misuse detection products, CMDS uses an integrated expert system to analyze and correlate the massive amounts of data necessary to highlight subtle changes in authorized user behavior that can indicate data theft or socially engineered attacks. The CMDS approach solves both the insider problem and detects intruders who manage to thwart network perimeter defenses.

The CMDS reporting engine can produce a wide range of management reports and graphs to any level of detail required. The security administrator can accurately track system use to security policy requirements as well as highlight areas of deficiency.

                                       -more-
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ODS ACQUIRES CMDS ASSETS - PAGE 2


The difficulty with misuse detection is that trusted users have authorization to use shared systems like servers and hosts. Distinguishing between "normal use" and "misuse" requires on-going analysis and correlation of massive amounts of data. With CMDS, user behavior is automatically analyzed based on historical usage patterns and also compared against peer group behavior. Any significant change in a user's behavior like daytime and nighttime activity, increases in file browsing, program executions or failed logins is automatically correlated and tracked. Without the CMDS approach, there is no practical way to analyze misuse data to find a data thief. CMDS can be configured to warn, alert or increase its surveillance of the user for developing a prosecution file.

ODS OFFERS HARDENED NETWORKS

With the CMDS product addition, ODS Networks offers the unique seven-layer "Hardened Networks" framework for security administrators in the commercial and government markets. The Hardened Networks architecture encompasses a mesh of threat detection and elimination technologies that focus on the enterprise security infrastructure instead of the "just the network perimeter" concept touted by most security vendors. "Very few security vendors are focused on the whole security problem," said G. Ward Paxton, chairman, president, and CEO of ODS Networks. "Our product strategy is designed to catch both insider and external threats. With the ODS Hardened Networks product architecture, we provide superior protection through layers of defense. No other vendor has the breadth of products to match our capability."

ABOUT CMDS

CMDS supports most major host and network operating systems, including UNIX and Windows NT. CMDS for Firewalls also supports Raptor, Cyberguard and Interlock. Server agent prices start at $995.00 for UNIX servers and $795.00 for Windows NT Servers. Workstation agent prices start at $100.00 for UNIX workstations and $75.00 for Windows NT Workstations. The CMDS console is priced at $6,995.00.


                                    -more-

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ODS ACQUIRES CMDS ASSETS - PAGE 3


ABOUT SAIC

Employee-owned SAIC provides high-technology products and services to government and commercial customers in the areas of information technology, systems integration, telecommunications, national and international security, health systems and services, transportation, energy, and environmental systems and engineering. With its subsidiaries, including recently acquired Bellcore, SAIC has estimated annual revenues of $4 billion and more than 33,000 employees at offices in over 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.

ABOUT ODS NETWORKS

The ODS Networks, Inc. has been implementing high security networks for over a decade. ODS' HARDENED NETWORKS security architecture provides a wide range of stand-alone and integrated security products to address large-scale enterprise threat detection and elimination. Together these applications provide the strongest and most complete architecture for enterprise security available. ODS' Hardened Networks strategy includes the CMDS Intrusion/Misuse Detection System, ProtoCop network infrastructure analysis system, SecureSwitch-TM- and SecureDetector and the CryptoCom-TM- VPN encryption and remote access solution.

ODS enterprise networking products include a broad range of enterprise, workgroup, and remote access networking products for large and mid-range organizations, including its award-winning InfiniteSwitch-TM-. Its recent acquisition of Essential Communications Corporation has allowed ODS to extend its line of high performance network products to leading-edge High Performance Parallel Interface (HIPPI) switches, network interface cards
(NICs) and modems. More information about ODS Networks can be found on their website at www.ods.com.

                                   -more-

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ODS ACQUIRES CMDS ASSETS - PAGE 4


This release, other than historical information, includes forward-looking statements with respect to the future development of security products, the market for intrusion detection and security assessment products, the offering of products incorporating acquired technologies and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties and uncertainties in successfully developing and introducing new products, market demand and acceptance of products, the impact of changing economic conditions, business conditions in the networking and information security industries, reliance on third-party vendors and resellers, the impact of market peers and their products, the integration of acquired technologies and products, as well as risks concerning future technology and others identified in the Company's Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting ODS Investor Relations.

ODS IS A REGISTERED TRADEMARK OF ODS NETWORKS, INC. INFINITESWITCH, LANBLAZER, SECURECOM AND CRYPTOCOM ARE TRADEMARKS OF ODS NETWORKS, INC. ALL OTHER TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

CONTACT:

Dru Popper-Lopez                             Penny Rackley
Manager, Marketing Programs                  PRTek, Inc.
ODS Networks, Inc.                           512-847-3559
505-344-0080                                 prtek@flash.net
dpopper@ods.com